[THE SOURCE COMPANY LETTERHEAD]

January 15, 1996

Mr. John P. Watkins
139 Keswick Drive
Advance, NC 27006

Dear John:

The Source Company welcomes the opportunity to make the following proposal:

The purpose of this Memorandum is to set forth the principal terms and conditions of the employment of John P. Watkins ("Watkins"), 138 Keswick Drive, Advance, North Carolina 27006 (telephone: 910-998-2125) by The Source Company ("The Source") 711 Gallimore Dairy Road, #200, High Point, North Carolina 27265 (telephone: 910-665-0816, 314-995-9040, 212-319-8030).

1. Watkins will be employed by The Source, at its North Carolina office, effective February 1, 1996. The initial term of the employment agreement will be for two years, but it will continue thereafter automatically from year to year, unless terminated by either party by written notice to the other not less than 90 days prior to the expiration of the initial term or any such annual renewal term.

2. Watkins's position with The Source will be President of the Retail Services Group and Chief Administrative Officer of The Source. In this position, Watkins will be responsible for all Divisions of The Source engaged in serving retailer operations. As such, the president of the RDA Division (Bob Dixon), the president of the Fixture Development Division (Bob Shupe) and the president of the Merchandising Division (George Turnbull) will report directly to Watkins, excluding the Advance Pay Program, which will be the separate responsibility of Lance McCord, the Chief Financial Officer of The Source. Watkins will report to the President of The Source, Bill Lee.

3. Watkins will receive a base salary, subject to annual review and increases, of $150,000.

4. Watkins will also be provided with a bonus of up to 50% of his base salary for outstanding performance, which is tied to total company revenue, not income and stock performance, and a possible additional bonus for extraordinary performance.

5. Watkins Will be provided the fringe benefits provided to other senior executives of The Source, including the provision of health insurance and a luxury automobile.

6. Watkins will be granted Incentive Stock Options to purchase 100,000 shares Of common stock of The Source under the company's existing Incentive Stock Option Plan. Stock options awarded under the Plan must be granted at their fair market value at the time of grant (regulations on valuation specify that the use of the mean between the bid and asked quotation). The term of the option will be for a five year period, with the right to exercise the option and purchase the shares granted vesting over a period of five years, cumulatively, with 20% of the shares under the option becoming exercisable annually over the five year period of the option. Under the Internal Revenue Code, neither the grant of the option not its exercise is a taxable event. The transaction is only taxable when the underlying shares purchased upon the exercise of the option are sold, Any profits realized under the sale of the underlying shares are taxed at capital gains rates at the time of sale of such shares. Under Missouri law, the company is not permitted to issue its shares in return for a promissory note.

7. Watkins would agree that for the two year period following the termination of his employment with The Source, Watkins would not: (a) engage in any business, directly or indirectly, in competition with The Source, or (b) solicit the employment of any employee or agent of The Source or employ any person who has been an employee of The Source within one year following the date of termination of Watkins's employment or otherwise in contravention of an agreement between any person and The Source.

8. Watkins would agree to maintain in confidence and not to use for any purpose other than in connection with his employment by The Source any proprietary or confidential information of The Source.

If you have any questions or need clarification please call me at (910) 665 - 0816 or page me at (800) 913-4226. I look forward to a long and prosperous relationship.

Sincerely,



/s/ Bill Lee                                     /s/ John P. Watkins
President/CEO